                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of November _____,
2001, is made by and among American Communications Enterprises, Inc., a Nevada corporation ("ACEN"); NeoGenomics, Inc., a Florida corporation ("NeoGenomics"), and Michael T. Dent, M.D. (the "Executive"). (NeoGenomics and ACEN are
hereinafter collectively referred to as the "Companies").

                                 R E C I T A L S

        A.      The Companies desire to employ the Executive as their President and
Chief Executive Officer on the terms and conditions of this Agreement.

        B.      The Executive desires to accept employment on the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants set forth in this
Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.      Term of Employment. Subject to the provisions of Section 6 of this Agreement, the initial term of the Executive's employment under this Agreement shall be five (5) years, commencing on November ____, 2001 (the "Effective Date"). The
Executive's employment will be automatically renewed for an unlimited number of additional terms of one (1) year each, unless either the Companies or the
Executive delivers a Notice of Termination (as defined in Section 6.2 below) at least ninety (90) days prior to the end of the initial term or any renewal term.

2.      Positions. The Executive shall be employed throughout the term of this
Agreement as the President and Chief Executive Officer of each of the Companies and shall report to the Board of Directors of each of the Companies.

3.      Duties.

        3.1     Nature of Duties. Subject to the authority of the Board of Directors of each of the Companies, the Executive shall have duties, responsibilities and authority consistent with those which normally attend the position of President and Chief Executive Officer.

        3.2     Efforts of Executive. Throughout the term of his employment, the
Executive shall devote at least 50% of his business time and efforts to the business and affairs of the Companies and the promotion of their interests. The
Companies acknowledge that the Executive intends to continue his practice of medicine during the term of his employment.

4.      Compensation.

        4.1     Annual Base Salary. During the term of this Agreement, the Companies shall pay the Executive annual base salary (the "Salary") determined as follows:

                (a)     The Salary will be $125,000.

                (b)     The Salary will be increased to $200,000 after the Companies generate positive cash flow from operations (determined in accordance with generally accepted accounting principles) for a period of three consecutive months, with the Companies expenses for such three months increased on a pro forma basis to reflect the increase in the Executive's annual salary to $200,000.

                (c)     After the Salary is increased to $200,000, the Salary will be further increased on an annual rate of $20,000 for each additional 10% of the
Executive's business time which is devoted to his duties under this Agreement
(in excess of the initial 50% requirement set forth in Section 3.2). The parties acknowledge that the Salary would increase to $300,000 if he devotes all of his business time and effort to the Companies (and the conditions of Section 4.1(b)
were fulfilled).

                (d)     The Executive's base salary shall be automatically increased on each anniversary of the Effective Date based upon any increases in the consumer price index for such period, as reported by the U.S. Department of Labor. The Boards of Directors of the Companies may, at their discretion, grant additional increases in such salary based on the Executive's performance.

        4.2     Grant of Stock Options. On the Effective Date, ACEN will grant to the Executive stock options (the "Options"), pursuant to which the Executive will be entitled to acquire 135,000,000 shares of the Company's common stock at an exercise price of $.0001 per share. The terms and conditions of the Options shall be set forth in a Stock Option Agreement to be executed by ACEN and the
Executive.

5.      Other Benefits.

        5.1     Health Insurance. The Companies shall pay the premiums for health insurance covering the Executive and his family.

        5.2     Vacation. The Executive shall be entitled to take vacation in accordance with the Companies' vacation policy. The Executive shall also be entitled to all paid holidays given by the Companies to their other officers.

        5.3     Automobile Allowance. The Companies shall provide the Executive with an automobile allowance of $300 per month.

        5.4     Reimbursement. The Executive shall be entitled to reimbursement, in accordance with policies established by the Boards of Directors, of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder including, but not limited to, travel and entertainment expenses. Such expenses shall be reimbursed by the Companies, from time to time, upon presentation of appropriate receipts therefor which have been approved by a designated member of the Boards of Directors.

        5.5     Other Benefits. The Executive shall, during the term of this Agreement, be entitled to participate in all fringe benefit programs which the Companies currently or hereafter provide to their other executive employees.

6.      Termination.

        6.1     Types of Termination. The Executive's employment under this Agreement may be terminated without breach under the following circumstances:

                (a)     Death. The Executive's employment shall terminate
upon his death.

                (b)     Disability. The Companies may terminate the Executive's
employment if, as a result of the Executive's incapacity due to physical or mental injury or illness, the Executive shall have been absent from his duties under this
Agreement on a full-time basis for a period of one hundred twenty (120) days during any one-year period during the term of this Agreement ("Disability").

                (c)     Cause. The Companies may terminate the Executive's employment for Cause. For purposes of this Agreement, the Companies shall have "Cause" to terminate the Executive's employment hereunder upon: (i) the willful and repeated failure of the Executive to perform the duties assigned to him by the
Companies' Board of Directors (provided that the Boards have notified the
Executive in writing of the nature of such failure and, in the case of any failure which is capable of being cured, the Executive has failed to cure such failure within twenty (20) days after notice of such failure and, in the case of any other failure, the Executive has repeated such failure); (ii) any use of alcohol or a controlled substance which materially interferes with the
Executive's ability to perform his duties; (iii) the conviction of a felony, or such other crime as, in the reasonable opinion of the Boards of Directors of the
Companies, causes a lack of confidence in the Executive; (iv) the commission of an act of fraud or dishonesty; or (v) the failure of NeoGenomics to fulfill all of the conditions set forth in Section 2(b) of that certain Agreement and Plan of Exchange dated as of November 14, 2001 by and among the Companies, the
Executive and others, on or before the first anniversary of this Agreement.

                (d)     Termination by the Executive for Good Reason. The Executive
may terminate his employment for Good Reason. For purposes of this Agreement, "Good
Reason" shall mean a failure by the Companies to comply with any material provision of this Agreement which has not been cured within twenty (20) days after notice of such noncompliance has been given by the Executive to the
Companies.

                (e)     Non-Renewal. The Executive's employment shall terminate upon the expiration of any term of this Agreement if either party provides notice of termination at least ninety (90) days prior to the end of such term
("Non-Renewal").

        6.2     Notice of Termination. Any termination of the Executive's employment by the Companies or by the Executive (other than termination pursuant to Section
6.1(a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination"
shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such provision.

        6.3     Date of Termination. "Date of Termination" shall mean: (i) if the
Executive's employment is terminated by his death, the date of his death; (ii)
if the Executive's employment is terminated due to Non-Renewal, at the end of the then current term of this Agreement; and (iii) if the Executive's employment is terminated for any other reason, the date on which Notice of Termination is given.

7.      Compensation During Disability and Upon Termination

        7.1     Compensation During Disability. During any period that the Executive does not perform his duties hereunder as a result of incapacity due to physical or mental injury or illness (the "Disability Period"), the Executive shall continue to receive his salary and other benefits to which he is entitled under this Agreement for such period until his employment is terminated, provided that payments so made to the Executive during the disability period shall be reduced by any amounts payable to the Executive at or prior to the time of any such payment under any disability benefit plan provided by the Companies.

        7.2     Compensation Upon Termination.

                (a)     If the Executive's employment is terminated due to: (i) death;
(ii) Disability; (iii) Good Reason; or (iv) by the Companies without Cause, then the Companies shall continue to pay to the Executive his salary (in accordance with normal payroll practices and at the rate in effect on the date of termination)
during a period equal to the remainder of the then current term of this
Agreement. Such payment shall be in full satisfaction of all claims by the
Executive against the Companies.

                (b)     If the Executive's employment is terminated due to: (i) Cause;
(ii) Non-Renewal; or (iii) the voluntary resignation of the Executive (other than for
Good Reason), then the Companies shall not pay any additional compensation or severance benefits to the Executive.

8.      Miscellaneous.

        8.1     Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof;
provided, however, that no such waiver of any breach or default under this
Agreement is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a subsequent occasion. This
Agreement may be modified or amended only by a writing signed by the Companies and the Executive.

        8.2     Governing Law; Choice of Forum. The validity and effect of this
Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without giving effect to any conflicts-of-law rule or principle that would give effect to the law of another jurisdiction. In any action or proceeding arising out of or relating to this Agreement (an "Action"), each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Naples, Florida, and further agrees that any Action may be heard and determined in such federal court or in such state court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Action in Naples, Florida.

        8.3     Successors and Assigns. This Agreement requires the personal services of, and shall not be assignable by, the Executive. This Agreement shall be binding upon, and shall inure to the benefit of, the Companies and their successors and assigns.

        8.4     Section Captions. Section captions contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent of this Agreement or any provision of this Agreement.

        8.5     Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

        8.6     Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth or provided for in this Agreement.

        8.7     Attorney's Fees. In the event of any litigation between the parties to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, any and all reasonable attorney's fees (including fees incurred in pre-trial investigation, at trial and on appeal) and court costs incurred in enforcing such terms.

        8.8     Notices. Any notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the parties at their respective addresses listed below:

                  If to the Companies:                        NeoGenomics, Inc.
                                                              840 111th Avenue North
                                                              Naples, Florida  34108

                  If to ACEN:                                 American Communications Enterprises, Inc.
                                                              c/o Thomas P. McNamara, P.A.
                                                              2909 Bay to Bay Blvd. Suite 309
                                                              Tampa,  Florida  33629

                  If to Executive:                            Michael T. Dent, M.D.
                                                              840 111th Avenue North
                                                              Naples, Florida  34108

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                                       NEOGENOMICS:

                                                       NEOGENOMICS, INC.

                                                       By:______________________
                                                       Name:____________________
                                                       Title:___________________

                                                       ACEN:

                                                       AMERICAN COMMUNICATIONS
                                                       ENTERPRISES, INC.

                                                       By:______________________
                                                       Name:____________________
                                                       Title:___________________

                                                       EXECUTIVE:

                                                       ___________________________________
                                                       Michael T. Dent, M.D., Individually